ARVIN INDUSTRIES, INC. NOTICE
          of
Annual Meeting of Shareholders To Be Held April 18, 1996
To the Shareholders of


ARVIN INDUSTRIES, INC.

The Annual Meeting of Shareholders of Arvin Industries, Inc., an
Indiana corporation, will be held at
the Columbus East High School Auditorium, 230 South Marr Road,
Columbus, Indiana on Thursday,
April 18, 1996, at 10:30 a.m., for the following purposes:
(1)  To elect five directors for a term of three years;
(2)  To adopt an amendment to the Arvin Industries, Inc. 1988 Stock
Benefit Plan to increase by 950,000 the number of Arvin Common Shares subject to the Plan;
(3) To ratify the Board of Directors' appointment of Price Waterhouse as Arvin's independent certified public accountants for the current year; and
(4) To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.
Shareholders of record at the close of business on February 23, 1996 are entitled to notice of and to vote at the Annual Meeting.

Arvin's Annual Report for fiscal year 1995 is enclosed.

IMPORTANT! TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE SIGN, DATE, AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

No postage is required if the proxy is mailed in the United States. If you attend the Annual Meeting, you may vote your shares in person even if you have previously submitted a proxy.

                                 Ronald R. Snyder
                                 Secretary

Columbus, Indiana
March 8, 1996

                  ARVIN INDUSTRIES, INC.
One Noblitt Plaza, Box 3000, Columbus, Indiana 47202-3000
 --------------------------------------------------------

Proxy Statement For Annual Meeting of Shareholders
To Be Held April 18, 1996

This proxy statement and the enclosed proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Arvin Industries, Inc. ("Arvin") from holders of Arvin's common shares, par value $2.50 per share ("Common Shares"), for use at the Annual Meeting of Shareholders to be held April 18, 1996, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice (the "Annual Meeting"). Arvin will bear all costs relating to the solicitation of proxies from its shareholders. In addition to soliciting proxies by mail, Arvin's officers and employees, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Shares held of record by such persons, and Arvin will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-ofpocket expenses incurred by them in that connection. In addition, Arvin has retained Hill and Knowlton, Inc. to assist in soliciting proxies from shareholders, including brokers' accounts, at a fee of $6,250 plus reasonable outof-pocket expenses.

This proxy statement is first being sent to shareholders on or about March 8, 1996.

VOTING AT THE MEETING

The record date for the determination of shareholders entitled to vote at the Annual Meeting is the close of business on February 23, 1996, at which time Arvin had issued and outstanding 22,253,480 Common Shares. Each shareholder will be entitled to one vote for each Common Share held with respect to all matters which may be properly submitted to a vote of shareholders at the Annual Meeting.

All proxies that are properly signed and received by Arvin prior to the Annual Meeting will be voted in accordance with the instructions on such proxies unless they have been revoked. If no instruction is indicated, the shares will be voted FOR the election of the five nominees for director listed in this proxy statement, FOR approval of the amendment to the 1988 Stock Benefit Plan, FOR ratification of the appointment of independent public accountants, and in the discretion of the persons named in the proxy on such other matters as may properly come before the Annual Meeting. Any shareholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering to the Secretary of Arvin written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding Common Shares, represented in person or by proxy, will constitute a quorum of shareholders at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether a quorum is present. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain Common Shares if instructions have not been received from the beneficial owner or other person entitled to vote. The inspectors of election will treat abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

A plurality of the Common Shares voted in person or by proxy is required to elect a director. Each of the amendments to the 1988 Stock Benefit Plan and ratification of the appointment of the independent public accountants will be approved if the votes cast favoring each action exceeds the votes cast opposing such action. Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. For purposes of determining approval of the amendment to the 1988 Stock Benefit Plan, abstentions will be treated as Common Shares voted against. For purposes of determining ratification of the appointment of the accountants, abstentions will not be considered. Broker non-votes, because they are not considered votes cast, are not counted in the vote totals and will have no effect on the proposed amendment to the 1988 Stock Benefit Plan.



PROPOSAL 1 - ELECTION OF DIRECTORS

Arvin's Restated Articles of Incorporation, as amended, provide that its By-Laws may divide the Board of Directors into classes, with the terms of office of directors in each class being more than one year. The By-Laws provide that the Board of Directors shall be divided into three classes, each class being as nearly equal in number as possible, and that at each Annual Meeting of Shareholders the successors to the directors whose terms expire that year shall be elected for a term of three years. At the Annual Meeting, five incumbent directors whose terms expire at the 1996 meeting will be nominated for a three-year term.
Unless otherwise directed, proxies will be voted for the election of the five nominees listed below who have been designated by the Board of Directors. If, on account of death or other unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.
The following sets forth certain information with respect to the nominees and continuing directors of Arvin:

                                                                             Number of Common
                                                                          Shares Beneficially Owned
                                                                           as of January 1, 1996(1)


Nominees for Three-Year Terms:

William D. George, President and Chief Executive Officer of
        S.C. Johnson & Son Inc.                                                      3,000
Mr. George, 63, received a Bachelor of Arts degree from DePauw
University and a Masters of Business Administration degree from
Harvard University. In 1981, he joined S.C Johnson Wax, a manufacturer of chemical specialty products headquartered in Racine, Wisconsin, and, after holding a number of positions, became Executive Vice
President and Chief Operating Officer, Worldwide Consumer Products in
1988. He was elected President in 1990 and Chief Executive Officer and a member of the Board in 1993. Mr. George was first elected to the
Arvin Board of Directors in 1994. He also serves on the board of directors of Ralcorp, Inc. and is a member of the Board of Trustees of
Carthage College.

Frederick R. Meyer, Chairman, President and Chief Executive
        Officer of Aladdin Industries, Inc.                                         13,100
Mr. Meyer, 68, graduated from Purdue University and holds a Master of
Business Administration degree from Harvard University. In 1985, Mr.
Meyer became Chairman of the Board of Aladdin Industries, Inc., a diversified company principally engaged in the manufacture of children's lunch kits, thermosware, insulated food delivery systems and related products located in Nashville, Tennessee. Mr. Meyer served as President and Chief Executive Officer of Aladdin Industries,
Inc. from 1977 through September 1994 and was re-elected to that position in October 1995. Mr. Meyer was first elected to Arvin's
Board of Directors in 1980. He also serves as a director of Tyler
Corporation, Southwest Securities Group, Inc. and Palm Harbor Homes,
Inc.

Byron O. Pond, Chairman and Chief Executive Officer of
        Arvin                                                                      148,551   (2)(3)
Mr. Pond, 59, is a graduate of Wayne State University with a Bachelor of Science degree in Business Administration. Mr. Pond was first employed by Maremont Corporation as a Director of Field Sales Planning
in 1968. After serving successively as Vice President,
General Manager, Senior Vice President and Executive Vice President,
he became President of Maremont Corporation in 1979 and Chief
Executive Officer in 1981. Mr. Pond became an Executive Vice President and director of Arvin in 1990, President in 1991, Chief Executive
Officer in 1993, and was elected Chairman of the Board of Directors in
February 1996.

Richard A. Smith, Vice President-Finance of Arvin                                   53,098 (2)(3)(4)
Mr. Smith, 50, graduated from the University of Illinois at Chicago, was awarded a Master of Business Administration by Northwestern
University and earned a Doctor of Jurisprudence degree from St. Louis
University. Mr. Smith has been Vice President-Finance and a member of
Arvin's Board of Directors since 1990.

Arthur R. Velasquez, President and Chief Executive Officer of Azteca
Foods, Inc.                                                                          1,000
Mr. Velasquez, 57, is a graduate of the University of Notre Dame with a Bachelor of Science degree in Electrical Engineering and holds a
Masters of Business Administration from the University of Chicago. He was a founder of Azteca Corn Products Corporation in 1970, now Azteca
Foods, Inc. Azteca is a manufacturer of Mexican foods located in Chicago, Illinois. Mr. Velasquez was first elected an Arvin director in 1994. He also serves on the boards of directors of LaSalle
National Bank, Peoples Energy Corporation, Chicago Metro Board of
Junior Achievement, the Maryville City of Youth, and serves on the
Boards of Trustees of the University of Notre Dame and St. Xavier
University.


Continuing Directors:

Joseph P. Allen, Chairman of the Board of Directors of Calspan SRL
Corporation (successor to Space Industries International, Inc.)                      3,390
Dr. Allen, 58, is a graduate of DePauw University with a Bachelor of
Arts degree and attended Christian Albrechts Universitaet in Kiel,
Germany as a Fulbright Scholar. He also earned Master of Science and
Doctor of Philosophy degrees from Yale University. Dr. Allen was an astronaut with NASA from 1967 to 1985, when he became Executive
Vice President of Space Industries, Inc., a designer of space facilities located in Webster, Texas. Dr. Allen was elected President of Space Industries in 1988, Chief Executive Officer in 1991, and
Chairman in 1995. Dr. Allen was first elected to Arvin's Board of
Directors in 1985, and his current term expires in 1998. He is also a director of Calspan SRL Corporation.


James K. Baker, Vice Chairman of the Board of Directors of
        Arvin                                                                      282,984   (2)(3)(5)
Mr. Baker, 64, graduated from DePauw University and holds a Master of
Business Administration degree from Harvard University. Associated with Arvin since 1955, he was elected a member of the Board of
Directors in 1968, elected President and appointed Chief
Executive Officer in 1981, and elected Chairman of the Board in 1986.
He stepped down to the position of Vice Chairman in 1996. His current term on the Board of Directors expires in 1997. Mr. Baker is also a director of Amcast Industrial Corporation, Geon Company, NBD Bancorp,
CINergy, Inc., Calspan SRL Corporation, and Tokheim Corp., and is a
former Chairman of the United States Chamber of Commerce and the
Chairman of the NASA Commercial Programs Advisory
Committee. He also serves as Chairman of the Board of Trustees of
DePauw University and is on the Executive Committee of the Business
Higher Education Forum.

Steven C. Beering, President of Purdue University                                    1,000   (4)
Dr. Beering, 63, holds Bachelor of Science and Doctor of Medicine degrees from the University of Pittsburgh. He was named President of
Purdue University and the Purdue University Foundations in 1983. He is
also a director of Eli Lilly and Company, NIPSCO
Industries, Inc., American United Life Insurance Co. and Calspan SRL
Corporation. He was first elected to Arvin's Board of Directors in
1983, and his current term expires in 1998.

Joseph P. Flannery, Chairman, President and Chief Executive Officer of
Uniroyal Holdings, Inc.                                                              1,000
Mr. Flannery, 62, holds a Bachelor of Science degree from the
University of Lowell and a Masters of Business Administration degree from Harvard University. He joined Uniroyal, Inc. in 1959 and, after holding a number of positions with Uniroyal, Inc. and its Uniroyal
Chemical Division, was elected a director and President and Chief
Operating Officer of Uniroyal, Inc. in 1977 and its Chief Executive
Officer in 1980. Since 1987 Mr. Flannery has been Chairman of the
Board, President and Chief Executive Officer of Uniroyal Holdings,
Inc. He was first elected an Arvin director in
1991, and his current term expires in 1998. Mr. Flannery also serves on the boards of directors of APS Holding Corporation, Ingersoll-Rand
Company, K mart Corp., Newmont Mining Corp. and The Scotts
Company.

Ivan W. Gorr, Former Chairman of the Board and Chief Executive Officer
of Cooper Tire & Rubber Company                                                      1,500
Mr. Gorr, 66, is a graduate of the University of Toledo and is a certified public accountant. Mr. Gorr began his career with Cooper
Tire in 1972 as corporate controller and, after having served as executive vice president, treasurer and chief financial officer, was elected president and chief operating officer in 1982 and Chairman and
Chief Executive Officer in 1989 serving in those capacities until
1994. Cooper Tire, located in Findlay, Ohio, specializes in the manufacture and marketing of rubber products for consumers and industrial users.  Mr. Gorr was elected a director of Arvin in 1994, and his current term on the Board of Directors expires in 1997. He also serves as a director of Amcast Industrial Corporation, Fifth
Third Bancorp, OHM Corporation, Borg-Warner Automotive, Inc. and
Cooper Tire & Rubber Company.

Richard W. Hanselman, Former Chairman and Chief Executive
        Officer of Genesco, Inc.                                                     1,200
Mr. Hanselman, 68, is a graduate of Dartmouth College. He joined
Genesco in 1980 and was named Chief Executive Officer in 1981, serving in that capacity and as its Chairman until 1986. Genesco is a diversified manufacturer of footwear and apparel located in Nashville,
Tennessee. Mr. Hanselman was first elected to Arvin's Board of
Directors in 1983, and his current term on the Board of Directors expires in 1997. He is also a director of Becton, Dickinson & Co.,
Benson Eyecare Corporation, Bradford Funds, Inc., Columbia/HCA
Healthcare Corp., Foundation Healthcare Corp., Gryphon Holdings, Inc.
and IMCO Recycling Inc.

V. William Hunt, President and Chief Operating Officer of
        Arvin                                                                       83,618    (2)(3)
Mr. Hunt, 51, holds Bachelor of Arts and Doctor of Jurisprudence degrees from Indiana University. Mr. Hunt joined Arvin in 1976 and was elected Vice President-Administration in 1980, Secretary in
1982, Executive Vice President in 1990, and President & COO in 1996.
He was first elected to the Board of Directors in 1983, and his current term expires in 1998. Mr. Hunt is also a member of the Board of Governors, Motor & Equipment Manufacturers Association, Automotive
Presidents' Council.

Don. J. Kacek, Chairman, President and Chief Executive Officer of
Advanced Automation Technologies, Inc.                                               1,000     (4)
Mr. Kacek, 59, holds a Bachelor of Science degree from Illinois
Institute of Technology. He became President and Chief Executive
Officer of Ransburg Corporation in 1977 and was elected Chairman of its Board of Directors in 1978, in which capacities he served until
1988. In 1989, Mr. Kacek became a director of Advanced Automation
Technologies, Inc. and since 1990 has been its Chairman, President and
Chief Executive Officer. Advanced Automation Technologies is a
manufacturer of factory automation equipment located in Indianapolis,
Indiana. He was first elected to Arvin's Board of Directors in 1982, and his current term on the Board of Directors expires in 1997.

(1) Except as otherwise noted, each person exercises sole voting and investment power over the shares beneficially owned by him. Other than Mr. Baker, who beneficially owns approximately 1.27% of the outstanding Common Shares, no nominee or director is individually the beneficial owner of more than 1.0% of Arvin's outstanding Common Shares.

(2) Includes Common Shares subject to options which may be exercised within 60 days after January 1, 1996, as follows: Mr. Pond-114,000 shares, Mr. Smith-41,750 shares, Mr. Baker-110,500 shares, and Mr. Hunt-69,250 shares.

(3) Includes Common Shares held in such participant's accounts under certain Arvin employee benefit plans, as follows: Arvin Savings Plan:
Mr. Pond-1,051 shares, Mr. Smith-1,848 shares, Mr. Baker-19,161 shares and Mr. Hunt-6,698 shares; and Arvin Equity Account Plan: Mr. Baker-27,058 shares and Mr. Hunt-1,391 shares. Common Shares held in the Arvin Savings Plan and the Arvin Equity Account Plan are voted at the direction of the participant.

 (4) Shared voting and investment power, as follows: Dr. Beering-1,000 shares; and Mr. Kacek-1,000 shares and Mr. Smith-9,500 shares.

(5) Includes Common Shares owned of record by members of Mr. Baker's immediate family. Mr. Baker has disclaimed any beneficial interest in 33,648 of those Common Shares.

Compensation of Directors

During 1995, Mr. Baker and non-employee members of the Board of Directors were compensated for their service as directors as follows: an annual fee of $20,000; a fee of $1,500 for membership on any regular committee of the Board; and attendance fees of $1,500 and $1,000, respectively, for each Board and committee meeting. Mr.
Baker and non-employee Board members were also paid fees of $1,000 for telephonic consultation. In addition, for services through September 30, 1995, Dr. Beering was paid $13,750 and Mr. Baker was paid $4,850 for their services as non-employee directors of Calspan SRL Corporation, which was approximately a 70%-owned subsidiary of Arvin until September 30, 1995.

Meetings of Directors and Committees

The Board of Directors met six times in 1995.

 There are three standing committees of the Board of Directors. The Audit Committee, the current members of which are Messrs. Gorr (Chairman), Velasquez, Meyer and Smith (ex-officio), has the responsibility to assess and oversee the adequacy of internal controls and the integrity of Arvin's financial statements. Its functions include: recommending outside auditors; assessing the plan and scope of the audit; reviewing the results of the annual audit and financial statements before release (including disclosure requirements); evaluating auditors' fees; overseeing the effectiveness of the internal audit function; directing and supervising any investigation into matters within the scope of the foregoing duties (including compliance with the Foreign Corrupt Practices Act); and performing such other related functions as the Board of Directors may, from time to time, delegate to the Audit Committee. The Audit Committee met four times in 1995.

The Compensation Committee, which met three times during 1995, is currently comprised of Messrs. Hanselman (Chairman), Flannery and Beering. The Compensation Committee is responsible for establishing and administering the compensation policies of Arvin. See "Report of the Compensation Committee on Executive Compensation."

The Committee on Directors makes recommendations to the Board of Directors as to nominees for election as directors. This committee will consider nominees recommended by Arvin shareholders; any such recommendations may be submitted in writing to the Chairman of the Committee on Directors, in care of Arvin's executive offices in Columbus, Indiana. The current members of the Committee on Directors, which met three times in 1995, are Messrs. Allen (Chairman), George and Kacek.

EXECUTIVE COMPENSATION

Summary

The following table summarizes the annual and long-term compensation for services to Arvin and its subsidiaries for fiscal years 1995, 1994, and 1993 awarded or paid to or earned by the chief executive officer and each of the four other most highly compensated executive officers of Arvin and its subsidiaries (the "Named Officers") during 1995.

Summary Compensation Table

                                           Annual Compensation          Long-Term Compensation
                                 -----------------------------------  ---------------------
                                                                         Awards   Payouts
                                                                       ---------  -------
                                                        Other Annual   Securities   LTIP     All Other
 Name and Principal              Salary        Bonus    Compensation   Underlying  Payouts  Compensation
        Position          Year     ($)          ($)        ($)(1)      Options(#)  ($)(2)     ($)(3)
------------------------  ----   ---------   ---------   ------------  ---------  -------  ------------
Byron O. Pond(4)          1995   $ 500,000   $ 216,650     $ 10,656      30,000        0         $5,850
President & Chief         1994     500,000     225,000       10,145      30,000        0          4,500
Executive Officer         1993     438,269     112,347        6,626     171,500        0          7,075

V. William Hunt(4)        1995     301,500     130,640        5,181      18,000        0          5,850
Executive Vice President  1994     288,615     129,877        4,677      13,000        0          4,500
                          1993     276,500      70,508        3,991      10,000        0          7,075

Bernard Kievit(5)         1995     275,207     296,304        1,638      14,000        0              0
Vice President            1994     242,679      97,496        1,414      11,000        0              0
                          1993     235,602     130,927        1,359       6,000        0              0

Richard A. Smith          1995     242,846     105,225        5,512      14,200        0          5,850
Vice President Finance &  1994     232,800     104,760        4,003      11,000        0          4,500
Chief Financial Officer   1993     222,608      56,765        3,601       8,000        0          7,075

E. Leon Viars             1995     212,485      92,070        3,323       6,600  $64,063          5,850
Executive Vice President  1994     205,615      46,989        2,501      10,000   46,989          4,500
                          1993     193,269      47,970            0       6,000   47,970          7,075

(1) The compensation reported is the amount reimbursed or paid by Arvin for certain taxes.

(2) Amounts for Mr. Viars represent payouts for awards for the 1986 through 1990 performance periods under the Maremont Corporation Senior Management Deferred Compensation Plan, which was terminated on January 1, 1991.

(3) The compensation reported represents Arvin matching contributions to the Arvin Savings Plan.

(4) Mr. Pond was elected Chairman and Mr. Hunt was elected President and Chief Operating Officer in February 1996.

(5) Increases in Mr. Kievit's salary are principally attributable to changes in the exchange rate for Dutch guilders into U.S. dollars.


Options Granted in 1995

        The following table sets forth certain information as to options to purchase Common Shares of Arvin granted to each of the Named
Officers under the 1988 Stock Benefit Plan during the fiscal year ended December 31, 1995 and the potential realizable value, assuming certain annual rates of appreciation.

                   Option Grants In Last Fiscal Year
                                                                       Potential realizable value at
                                                                       assumed annual rates of stock
                                 Individual Grant                     price appreciation for option term(3)
 ------------------------------------------------------------------- ------------------------------------
                   Number of    Percent of
                  securities   total options
                  underlying    granted to    Exercise
                   options     employees in   price ($  Expiration
        Name    granted(#)(1)  fiscal year   per Sh(2))    date            5%($)        10%($)
---------------- ------------- -------------  ---------- ----------    -----------  ------------
Byron O. Pond      30,000          9.2%      $18.5625   10/18/2005      $350,274    $  887,659
V. William Hunt    18,000          5.5        18.5625   10/18/2005       210,165       532,595
Bernard Kievit     14,000          4.3        18.5625   10/18/2005       163,461       414,421
Richard A. Smith   14,200          4.4        18.5625   10/18/2005       165,797       420,158
E. Leon Viars       6,600          2.0        18.5625   10/18/2005        77,060       195,285
All Optionees     325,450          100        18.5625   10/18/2005     3,799,893     9,629,618

 (1) All options granted to the Named Officers were granted on October 18, 1995 and will first become exercisable October 18, 1996. Vesting may be accelerated as a result of certain changes in control of Arvin.

(2) All options were granted at market value (the average of the high and low prices of the Arvin Common Shares) on the date of grant.

(3) The potential realizable value illustrates the value that might be recognized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of stock price appreciation over the ten-year term of the option. Potential realizable value is presented net of the option exercise price, but before taxes associated with the exercise. Actual gains, if any, on stock option exercises and Common Share holdings are dependent on the future performance of the Common Shares and overall market conditions as well as the optionholders' continued employment through the ten-year term of the option. There can be no assurance that the amounts reflected in this table will be achieved.


Option Exercises in 1995

The table below sets forth certain information concerning the exercise of options to purchase Common Shares under the 1988 Stock Benefit Plan and the 1978 Stock Option Plan during fiscal year 1995 by each of the Named Officers and the value of unexercised options held by each of the Named Officers as of December 31, 1995.

 Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
                                                           Number of securities              Value of unexercised
               Shares acquired     Value Realized     underlying uinexercised options        in-the-money options
Name           on exercise (#)         ($)(1)          at fiscal year-end(#)               at fiscal year-end ($)(2)
-------------  --------------      ---------------    --------------------------------    ----------------------------
                                                        Exercisable     Unexercisable     Exercisable   Unexercisable
                                                      -------------     -------------     -----------   --------------
Byron O. Pond       6,500                $53,844           114,000       180,000             $3,250         $    0
V. William Hunt         0                      0            69,250        18,000                  0              0
Bernard Kievit          0                      0            41,600        14,000                  0              0
Richard A. Smith        0                      0            41,750        14,200              8,000              0
E. Leon Viars           0                      0            52,700         6,600             25,875              0

(1) Represents the difference between the closing price of the Arvin Common Shares on the New York Stock Exchange on the business day preceding the date of exercise and the option exercise price.

(2) Represents the difference between $16.50, the closing price of the Arvin Common Shares on the New York Stock Exchange on December 31, 1995, and the option exercise price.

 Employment Agreement with Byron O. Pond

An employment agreement between Arvin and Mr. Pond, effective
June 17, 1993, provides, among other things, for his full time employment until June 16, 1996, with automatic one-year extensions commencing June 17, 1994, and continuing each June 17 thereafter, unless terminated by Arvin or Mr. Pond, at an annual salary of not less than $500,000. The agreement also provides that it will be binding upon a successor corporation in the event that Arvin is merged into any other corporation or that any other corporation acquires substantially all of the assets of Arvin. In the event Mr. Pond's change of control agreement (discussed below) is triggered, it will supersede his employment agreement.

Change of Control Agreements

Arvin has entered into Change of Control Employment Agreements
(the "Agreements") with certain Company officers, including each member of the Office of the Chief Executive and the Named Officers, which provide severance payments and benefits in the event of the termination of employment of the officer under certain circumstances within the three year period following a change in control.
 Under the Agreements, each officer would be entitled to severance payments and benefits in the event that his or her employment is terminated during the three year period following a change in control without "cause" by Arvin, or for "good reason" by the officer, each as is defined in the Agreement. In such case, the officer would be entitled to a severance payment equal to three times his current annual salary and his highest bonus during the preceding three years. During such three-year period, the officer would be entitled to participate in all incentive, retirement and welfare plans of Arvin. Additional benefits would include the right to receive a pension supplement, fringe benefits and paid vacation. In the event that any payments made in connection with the change-in-control would be subject to the excise tax imposed under Section
4999 of the Internal Revenue Code as a result of the aggregate compensation payments and benefits made to the individual, under the Agreement or otherwise, in connection with a change-incontrol, Arvin is obligated to make whole the individual with respect to such excise tax. Each officer would also be entitled to receive the foregoing severance payments and benefits of the Agreement if terminated for a limited period of time, for any reason by the officer.

Retirement Plan

The table below shows the estimated annual benefits payable upon retirement to persons, including the Named Officers, other than Mr. Kievit, covered under Arvin's Retirement Plan for Exempt Salaried Employees (the "Retirement Plan") and Arvin's Supplemental Retirement Plan (the "Supplemental Retirement Plan") (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below), in the specified compensation and years of service classifications. The table assumes that the last five years of service occur after October 1, 1991. The amounts reflected in the table are not subject to any deduction for Social Security benefits or other offset amounts except for the Arvin Equity Account described below.

Annual Compensation
(Average of 5 Highest
Consecutive Years                              Annual Life Income With Years of Service at
in Last 10)                                         Age 65 (Single Life Annuity)
-------------------  -------------------------------------------------------------------------------------------
                           15              20              25              30              35              40
                    -------------   -------------   ------------   --------------   ------------     -----------
$250,000            $    40,115     $    52,615      $   65,115     $    77,615      $   90,115     $   102,615
$350,000                 56,365          73,865          91,365         108,865         126,365         143,865
$450,000                 72,615          95,115         117,615         140,115         162,615         185,115
$550,000                 88,865         116,365         143,865         171,365         198,865         226,365
$650,000                105,115         137,615         170,115         202,615         235,115         267,615
$750,000                121,365         158,865         196,365         233,865         271,365         308,865
$850,000                137,615         180,115         222,615         265,115         307,615         350,115
$950,000                153,865         201,365         248,865         296,365         343,865         391,365


The Retirement Plan is a defined benefit plan, based on total years of service, which provides a life annuity determined by the average of the five highest consecutive years' annual earnings in the last ten years of service. For credited service earned prior to October 1, 1991, the benefit is calculated by multiplying 1% for each year of credited service times the average annual earnings figure. Effective October 1, 1991 the Retirement Plan and certain other defined benefit pension plans covering domestic salaried employees of Arvin and its subsidiaries (including the Maremont Corporation Pension
Plan for Salaried Employees (the "Maremont Plan") which was merged into the Retirement Plan effective November 1, 1988) adopted a new unified benefit formula for service credited after that date. With respect to credited service earned on or after October 1, 1991, the benefit is calculated by (i) multiplying 1% for each year of credited service times the average annual earnings figure and (ii) adding to that amount an amount determined by multiplying 0.25% for each year of credited service (up to a maximum of 35 years) times the amount by which the average annual earnings figure exceeds a portion of the social security wage base (for 1995, $40,800). Five years of service are required for vesting under the Plan. Employees may qualify for full benefits at age sixty-five, subject to certain exceptions under the Employee Retirement Income Security Act of
1974, though provisions are made within the Plan for early retirement at reduced benefits and for disability retirement. The compensation covered by the Plan includes salaries, bonuses and compensation deferred at the option of the employees resulting from contributions to the Arvin Savings Plan. For the calendar year ended December 31, 1995, credited years of service for the Named Officers
(other than Mr. Kievit) are as follows: Mr. Pond-4 years (for determination of benefits; 27 years for vesting purposes); Mr. Hunt-
19 years; Mr. Smith-6 years and Mr. Viars-26 years. With respect to the period prior to October 1, 1991, Mr. Pond, and other Arvin employees who previously participated in the Maremont Plan, will have their benefits determined under the Maremont Plan discussed below.

In 1983, the master trust governing the Retirement Plan was amended to allow investment of Plan funds in Common Shares. As of September 1, 1985, the Retirement Plan was further amended to transfer to the Arvin Equity Account of the Arvin Savings Plan assets and liabilities for the accrued benefits of active Retirement Plan participants, and a provision was added which credits the benefit payable under the Arvin Equity Account against the benefit payable under the Retirement Plan. The 1985 amendment also added provisions prohibiting termination of the Retirement Plan and recovery of any excess assets ("overfunding") in the Plan unless approved by a majority of the "Continuing Directors" (as defined in the Retirement Plan) and providing that, in the event of a change of control of Arvin without Continuing Director approval, the percentage for each year of credited service used in the Retirement Plan's benefit formula would be increased as necessary so that all Plan assets would be needed to provide benefits to participants and any overfunding would be eliminated.

Annual benefits payable upon retirement under the Retirement Plan are subject to limitation imposed by law in prescribed circumstances. To the extent that an individual employee's retirement benefit would exceed such limit, the pension benefit payable upon retirement set forth in the above table will be paid pursuant to the Supplemental Retirement Plan.

As noted above, prior to October, 1991 Mr. Pond was President and Chief Executive Officer of Maremont Corporation. Mr. Pond became a participant in the Retirement Plan effective October 1, 1991, and his pension under the Retirement Plan for the period prior to that date will be determined in accordance with the formula in effect under the Maremont Plan immediately prior to its merger into the Retirement Plan. The Maremont Plan formula applicable for pre-
October, 1991 service provides a benefit calculated by multiplying 1.5% for each year of credited service times the average annual earnings figure and is reduced by a portion of expected primary
Social Security payments. The compensation covered by the Maremont Plan includes salaries, bonuses and employee contributions to the Maremont Thrift Plan. As of October 1, 1991, Mr.
Pond was credited with 22 3/4 years of service under the Maremont Plan. The estimated annual benefits payable to Mr. Pond upon his retirement under the Maremont Plan, assuming continued employment until age 65, would be $49,500 for every $100,000 of annual compensation, or $246,084 (based on the average of his five highest consecutive years of compensation in his last fifteen years of service with Maremont), and in each case is subject to reduction to reflect Social Security benefits. To the extent that the retirement benefit under the Maremont Plan formula for the period before October 1, 1991 exceeds certain limitations imposed by law, the excess will be paid pursuant to a Supplemental Retirement Plan similar to the one maintained by Arvin.

In addition, upon retirement at age 65, Mr. Pond will be entitled to receive $30,000 per year under a Maremont insurance-funded retirement program for a period of ten (10) years. In the event of Mr. Pond's death prior to retirement or during the ten (10) years following retirement, such annual benefits will be paid to his beneficiary.

Mr. Kievit participates in Dutch national pension schemes to which Arvin Exhaust Europe makes contributions. Neither Arvin nor Arvin
Exhaust Europe sponsor a retirement program for Dutch employees.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors (the "Compensation Committee") establishes the general compensation policies of Arvin, makes recommendations to the Board of Directors with respect to the specific compensation levels for the Chairman and the President, reviews and approves the annual cash bonus incentive plan for executives, including the Named Officers, who are members of the Office of the Chief Executive, administers the 1988 Stock Benefit Plan, reviews the remuneration of other officers and considers and recommends the adoption of compensation plans for officers and directors.

Arvin's compensation philosophy is to provide a total compensation program which will attract and retain qualified executives and motivate superior performance. The Compensation Committee and management of Arvin are committed to the principle that pay should be commensurate with performance and attainment of predetermined financial and strategic objectives. As a consequence, pay is more heavily influenced by company performance.

The compensation program consists of three components: base salary, annual cash incentive opportunities and long-term stockbased incentive opportunities. The compensation philosophy for base salary is to set executive base salaries slightly below industry norms, with the proportion of total cash compensation that can be earned based on variable incentive compensation above industry norms. Industry norms used in establishing base salaries for the CEO and each of the Named Officers in 1995 were determined by gathering competitive compensation information from the companies comprising the Dow
Jones Auto Parts and Equipment Index as well as from other manufacturing companies selected on the basis of similar sales volume, level of employment and international scope.

The Arvin philosophy for variable cash bonus incentive compensation is to provide rewards when financial objectives are achieved. In 1995, these objectives, designed to increase shareholder value, were earnings per share, labor cost as percentage of net sales, cost of quality as a percentage of cost of sales, return on net producing assets and implementation of the Arvin Total Quality Production System (ATQPS) as measured by the percentage of ATQPS-certified direct employees. The relative weights assigned to these objectives were equal except for earnings per share which was weighted more by a multiple of two and one-half and ATQPS which was weighted less by a factor of three-fourths. Maximum bonuses that could be earned with respect to each of these objectives are set as a percentage of the executive's base salary. The maximum aggregate bonus that could be earned if all of the objectives were attained was 125% of the executive's base salary. Minimum achievement levels against each of the financial objectives were required before the portion of the bonus relating to that objective could be earned. The CEO and each of the Named Officers, except Mr. Kievit, Vice President of Arvin and Managing Director of Arvin
Exhaust Europe, participated in the 1995 cash bonus incentive plan.

Long-term incentives are currently provided through the grant of stock options to the Named Officers and the CEO and the award of performance shares to the CEO. Stock options and performance shares are an important component of the Compensation Committee's long-term performance based compensation philosophy. The number of options granted is determined subjectively by considering the executive's ability to influence Arvin's long-term growth and profitability. Options are granted at the current market price and are exercisable commencing one year after the date of grant. Since the value of an option is directly related to Arvin's stock price, it provides an incentive to create value for shareholders. Performance shares are awarded to the CEO to provide an incentive to enhance Arvin's earnings growth. In 1995, performance share awards could be earned upon attainment of performance goals, which were based upon the percentages by which Arvin's 1995 earnings from continuing operations exceeded Arvin's 1994 earnings from continuing operations (without giving effect to the restructuring and special charges taken in 1994). If earned, performance shares are paid in a combination of Arvin Common Shares and cash. Fifty percent of the Arvin Common Shares earned must be held for a period of three years. In 1995, the maximum number of performance shares that the CEO could earn was 18,200, 14,000 of which were payable in Arvin Common Shares and 4,200 of which were payable in cash.

Mr. Pond's employment agreement (see "Executive Compensation-Employment Agreement") did not impact the determination of his compensation for 1995 except insofar as it addresses minimum annual base salary. Mr. Pond's cash incentive bonus was determined in accordance with the 1995 cash bonus incentive plan. In 1995, the minimum achievement level was surpassed on the labor cost as a percentage of net sales objective and the objectives relating to cost of quality as a percentage of cost of sales and ATQPS implementation were fully achieved. Minimum achievement levels relating to return on net producing assets and earnings per share were not met. As a result, the cash bonus paid to Mr. Pond, as CEO for 1995, was $216,650. Mr. Pond was granted performance shares which could be earned based upon attainment of 1995 earnings performance goals.
The minimum earnings goals were not achieved in 1995, resulting in a forfeiture of all performance shares. The stock options granted to Mr. Pond during 1995 are consistent with the design and philosophy of the overall program and are shown above in the Summary Compensation Table.

Mr. Kievit's cash incentive bonus was determined in accordance with a plan with financial and strategic objectives relating to Arvin Exhaust Europe. In 1995, these objectives were the operating profit, return on net producing assets, labor cost as a percentage of sales, inventory turnover, implementation of ATQPS and cost reduction performance of Arvin Exhaust Europe. The relative weights assigned to these objectives were equal except for return on net producing assets, which was weighted more by a multiple of two, and operating profit, which was weighted more by a multiple of four. Maximum bonuses that could be earned with respect to each of these objectives were set as a percentage of Mr. Kievit's base salary. The maximum aggregate bonus that could be earned if all of the objectives are attained was 125% of base salary. Minimum achievement levels against each of the objectives were required before the portion of the bonus relating to that objective could be earned. In 1995, the minimum achievement levels were met on all of the objectives except labor cost as a percentage of sales, and the objectives relating to operating profit, return on net producing assets and ATQPS implementation were fully achieved.

The Compensation Committee believes this compensation philosophy and practice encourages outstanding individuals to achieve levels of performance that otherwise would not have been reached and to maintain their employment and personal commitment to Arvin. Arvin shareholders and customers are also beneficiaries.

Because Arvin's stock benefit plans are currently considered "performance based" and therefore not subject to the limitations on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, and because the Compensation Committee considers it unlikely that compensation subject to the one million dollar limitation will be paid to any of the Named Officers, the Committee has not yet had a need to adopt a policy relating to such compensation.

This report is submitted on behalf of the Compensation Committee:
        Richard W. Hanselman, Chairman
        Steven C. Beering
        Joseph P. Flannery

COMMON SHARE PRICE PERFORMANCE GRAPH
        The graph below compares cumulative total return of the Arvin Common Shares with the S&P 500 Index and the Dow Jones Auto Parts and Equipment Index during the years 1991 through 1995, assuming the investment of $100 on December 31, 1990 and the reinvestment of dividends.

Comparison of Five-Year Cummulative Total Return
Among Arvin Industries, Inc., The S & P 500 Index and The Dow Jones Auto Parts & Equipment Index


                               12/90    12/91     12/92    12/93    12/94    12/95
                             -------- --------  -------- -------- -------- --------

Arvin Industries                  100     131      190      203      152      111
S & P 500                         100     130      140      155      157      215
Dow Jones Auto Parts &            100     148      192      238      203      252
Equipment



CERTAIN BENEFICIAL OWNERS

As of February 23, 1996, the only persons or groups known to Arvin to be the beneficial owners of more than 5% of the Common
Shares were:

                                        Amount and nature of     Percent
Name and address of beneficial owner    beneficial ownership    of class
------------------------------------    --------------------    --------
The Berkeley Financial Group                  1,804,100            8.1%
101 Huntington Avenue
Boston, Massachusetts 02199

Cincinnati Financial Corporation              1,350,580            6.06
P. O. Box 145496
Cincinnati, Ohio 43250

First Union Corporation                       1,285,000            5.77

Primecap Management                           1,124,000            5.05
225 South Lake Avenue, #400
Pasadena, California 91101-3005


As of January 1, 1996, Mr. Viars beneficially owned 53,700 Arvin Common Shares, which includes 52,700 Common Shares subject to options which may be exercised within 60 days after January 1, 1996 and 1,000 Common Shares in the Arvin Savings Plan. As of January 1, 1996, Mr. Kievit beneficially owned 42,000 Arvin Common Shares, which includes 41,600 Common Shares subject to options which may be exercised within 60 days after January 1, 1996.

As of January 1, 1996, all directors and executive officers as a group (17 persons) beneficially owned 752,104 Arvin Common Shares, or
3.37% of the outstanding Common Shares.

COMPLIANCE WITH FORMS 3, 4 AND 5 REPORTING REQUIREMENTS

Based solely upon its review of Reports on Forms 3, 4 or 5 and any amendments thereto furnished to Arvin pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, Arvin believes that all of such Forms were filed on a timely basis by reporting persons during 1995, with the exception of the following: Mr. Hunt neglected to timely report two gifts of Common Shares in 1994. These transactions were subsequently reported on an amended Form 5.

PROPOSAL 2 - AMENDMENT OF THE ARVIN 1988
STOCK BENEFIT PLAN

At its February 1996 meeting, the Board of Directors adopted, subject to shareholder approval, an amendment to the Arvin Industries, Inc. 1988 Stock Benefit Plan (the "Plan") increasing the number of
Common Shares (and related rights to purchase Series C Preferred Shares) that may be made subject to awards under the Plan from 2,760,000 to 3,710,000. As of February 23, 1996, an aggregate of 1,938,650 options to purchase Common Shares were granted but not yet exercised and performance shares relating to an aggregate of 18,200 Common Shares were outstanding, leaving only 44,715 Common Shares available for future awards under the Plan. On February 26, 1996, the closing price of the Arvin Common Shares on the New York Stock Exchange was $22. The Board believes that there is a continuing need, and that it is in the best interests of Arvin and its shareholders, to make share-related awards available to key employees so that Arvin will be able to continue to hire and retain highly qualified personnel. In addition, the Board of Directors has adopted minimum Common Share ownership guidelines applicable to each of the members of the Office of the Chief Executive, including the Named Officers. Share awards under the Plan are a mechanism which will assist these employees in satisfying the Common Share ownership guidelines. Accordingly, the Board recommends the proposed increase in the number of Common Shares as to which awards may be made under the Plan.

The Plan was originally adopted by the Board and approved by the shareholders in 1988. Under the original terms of the Plan, awards relating to up to 900,000 Common Shares could be granted to key employees of Arvin and designated subsidiaries. In 1991 and 1993, the Board of Directors adopted and the shareholders approved amendments increasing to 1,800,000 and 2,760,000, respectively, the number of Common Shares as to which awards may be granted under the Plan.

The Compensation Committee, which is responsible for administering and interpreting the Plan, determines the employees eligible to receive awards and, in a manner consistent with the Plan, the terms of those awards. Approximately 250 key employees are currently eligible to receive future awards under the Plan. Awards to be granted to participants in the Plan are not determinable at this time. Reference is made to the table entitled "Option Grants in Last Fiscal Year," which sets forth the options granted under the Plan to the Named Officers and all participants in the Plan as a group during 1995. Reference is made to the "Report of the Compensation Committee on Executive Compensation" which discusses the performance shares award to the CEO in 1995. The proposed amendment will not modify the Plan in any respect except to increase the number of Common Shares covered by the Plan. Awards under the Plan may take the following forms:

Stock Options-Options to purchase Common Shares under the Plan may be either Incentive Stock Options ("ISOs"), within the meaning of
Section 422(b) of the Internal Revenue Code of 1986, as amended
(the "Internal Revenue Code") or Nonstatutory Stock Options ("NSOs"). At the time of grant, the Committee determines which form of option is being granted and the terms relating to its exercise. No option under the Plan may be exercisable more than ten years after the date of grant. Any option granted under the Plan must have an exercise price of at least 100% of the fair market value of a Common Share on the date of grant or, if greater, the par value of a Common Share. Under the Plan, an optionee may pay the purchase price of Common Shares upon exercise of an option in cash, by delivering already owned Common Shares, or by delivering his or her promissory note. The specific form of payment is either established by the agreement governing the option or, if not so established, by the Compensation Committee in its discretion.

Any option granted under the Plan will become fully exercisable upon a change of control of Arvin (as defined in the Plan) or on the date the rights issued pursuant to Arvin's shareholder rights plan become exercisable for Series C Preferred Shares (the "Distribution Date"). If an option is exercised within ten days after the Distribution Date, its exercise will be effective as of the day before the Distribution Date, unless the optionee specifies a later effective date.

ISOs are options that meet requirements imposed by the Internal Revenue Code. Under the Internal Revenue Code, the aggregate fair market value (determined at the time of grant) of the Common Shares with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all plans of Arvin and its subsidiaries) may not exceed $100,000.

Stock Appreciation Rights-Stock Appreciation Rights ("SARs") give recipients the opportunity to share in the appreciation of Common Shares. SARs may be granted "in tandem" with an option (in which case the exercise of all or part of the SAR will cause the expiration of a corresponding portion of the option and vice versa) or not in tandem with an option. Tandem SARs give recipients the opportunity to share in all or a portion (as specified by the Committee at the time of grant) of the increase in the value of Common Shares between the date of grant and the date of exercise. Non-tandem SARs give the recipients the opportunity to share in all, some portion or some multiple of such appreciation. Upon exercise of an SAR, the recipient receives Common Shares with a fair market value equal to the amount of appreciation in the value of the Common Shares covered by the SAR. Arvin may elect to deliver cash in lieu of these Common Shares. An SAR may be designated as a "limited right," which means that following a change in control of Arvin (as defined in the Plan) or in connection with Arvin's dissolution or liquidation, the SAR will be settled only in cash. Whether or not an SAR is designated as a limited right, it will become exercisable upon a change of control or on the Distribution Date and, if exercised within ten days after the Distribution Date, will be subject to the retroactive exercise provisions described above in connection with stock options.

Restricted Shares-Common Shares may be granted to employees or sold to employees for any amount determined by the Committee (which may be less than fair market value but may not be less than par value). Such shares must be forfeited by the recipient (in the case of shares that have been granted) or subject to Arvin's option to require the recipient to resell the shares to Arvin at his or her cost (in the case of shares that have been sold) if his or her employment with Arvin and its subsidiaries terminates prior to a date specified by the Committee at the time of grant or sale, which must be at least one year after grant or sale. These restrictions do not apply if employment terminates after attainment of retirement age under the Arvin Retirement Plan for Salaried Employees, because of disability or death or following a change of control of Arvin except where the termination is for cause. Restricted Common Shares are not transferable by the recipient while the foregoing restrictions are in force, although the recipient is entitled to exchange the Common Shares in connection with corporate transactions affecting Arvin as long as the consideration received in the transactions is subject to restrictions identical to those covering the surrendered Common Shares. Any Series C Preferred Shares issued pursuant to rights relating to Restricted Shares will be subject to the same restrictions as the related Restricted Shares.

Performance Shares-Each Performance Share corresponds to one Common Share. If performance targets established by the Committee are met, Performance Shares are credited to an account maintained for the recipient. That account also is credited with amounts equal to the dividends payable on the number of Common Shares corresponding to the number of Performance Shares in the account.
The account becomes distributable on a date determined by the Committee. If the recipient's employment terminates prior to that date, his or her account must be forfeited unless employment terminates because of one of the reasons specified above under "Restricted Shares." Distributions are made either in stock or cash as elected by the Committee, provided that if, following a change of control of Arvin, a recipient's employment terminates for any reason other than retirement, death, disability or for cause, distribution to such recipient will be made in cash.

Performance Units-Performance Units are subject to the same rules as Performance Shares, except that each Performance Unit represents $25.00 (instead of a Common Share). After a Performance Unit has been credited to an account, it may be credited with earnings at a rate specified by the Committee.

Miscellaneous-Awards may be made under the Plan until April 13, 1998. Awards outstanding at that date will continue in effect in accordance with the terms of the Plan. The Board of Directors may amend, alter or terminate the Plan except that, without the approval of shareholders, no amendment or alteration may be made that would change the class of employees eligible to participate, increase the aggregate number of shares that may be issued or materially increase the benefits accruing to recipients of awards.

Tax Aspects of Options Granted Under the Plan-The following discussion is intended to summarize briefly the general principles of Federal income tax law applicable to each option granted under the Plan. A recipient of an ISO will not recognize taxable income upon either the grant or exercise of the ISO. The option holder will recognize long-term capital gain or loss on a disposition of the Common Shares acquired upon exercise of an ISO, provided the option holder does not dispose of those Common Shares within two years from the date the ISO was granted or within one year after the Common Shares were transferred to such option holder (a "disqualifying disposition"). Currently, for regular Federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to a maximum rate of 39.6%.
If the option holder satisfies both of the foregoing holding periods, then Arvin will not be allowed a deduction by reason of the grant or exercise of an ISO.

As a general rule, if the option holder disposes of the Common Shares in a disqualifying disposition, the gain recognized will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the Common Shares on the date of exercise or the amount received for the Common Shares in the disqualifying disposition, and (b) the adjusted basis of the Common Shares, and Arvin will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the option holder held the Common Shares prior to the disposition.

The amount by which the fair market value of a Common Share at the time of exercise exceeds the exercise price will be included in computation of such option holder's "alternative minimum taxable income" in the year the option holder exercises the ISO. Currently, the alternative minimum tax rate is 24%. If an option holder pays alternative minimum tax with respect to the exercise of an ISO, the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The option holder's basis in the Common Shares for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

A recipient of a nonqualified stock option will not recognize taxable income at the time of grant, and Arvin will not be allowed a deduction by a reason of the grant. Such an option holder will recognize ordinary income in the taxable year in which the option holder exercises the nonqualified stock option, in an amount equal to the excess of the fair market value of the Common Shares received upon exercise at the time of exercise of such an option over the exercise price of the option, and Arvin may be allowed a deduction in that amount. If the amendment to the Plan is approved by shareholders of Arvin, compensation under the Plan will be subject to the limitations on deductibility of compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code. Upon disposition of the Common Shares subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the Common Shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder's adjusted basis of the Common Shares subject to the option (which adjusted basis ordinarily is the fair market value of the Common Shares subject to the option on the date the option was exercised.)

Tax Aspects of Performance Shares Granted Under the Plan At the date of granting of performance shares, the recipient will not be deemed to receive income, and Arvin will not be entitled to a deduction. Upon exercise, the holder of a performance share will realize ordinary income equal to the amount of cash or the market value of the shares received on exercise. Arvin may be entitled to a deduction with respect to the ordinary income realized by the exercising holder, subject to the limitations of Section
162(m) of the Internal Revenue Code.

The Board of Directors believes that the proposed amendment to the Arvin Industries, Inc. 1988 Stock Benefit Plan is in the best of Arvin and its shareholders and recommends that shareholders vote FOR approval of the amendment.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

Based upon the recommendation of the Audit Committee, at its February
1996 meeting, the Board of Directors approved the engagement of the accounting firm of Price Waterhouse as Arvin's independent certified public accountants for the fiscal year beginning January 1, 1996.

Representatives from Price Waterhouse will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate shareholder questions.

Although not required to do so, the Board of Directors is submitting its appointment of auditors for shareholder ratification. In the event the appointment of Price Waterhouse is not ratified by the shareholders, it will be reconsidered by the Board of Directors. The Board recommends that its appointment of Price Waterhouse be ratified by the shareholders.

SHAREHOLDER NOMINATIONS AND PROPOSALS

Pursuant to the rules under the Securities Exchange Act of 1934, proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received at Arvin's executive offices no later than November 9, 1996 to be considered for inclusion in next year's proxy materials.

Further, Arvin's By-Laws set forth certain additional procedures regarding shareholder nominations of persons for election to the Board of Directors and shareholder proposals of business to be considered at meetings of the shareholders. Pursuant to these provisions, written notice of any shareholder nominations or proposals relating to the 1997 Annual Meeting of Shareholders must also be received by the Secretary of Arvin at its executive offices in Columbus, Indiana, no earlier than January 19, 1997 and no later than February 18, 1997.

BUSINESS TO BE TRANSACTED

At the date of this statement, the Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in this proxy statement. In the event that any other matters properly shall come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

By the order of the Board of Directors.
        Ronald R. Snyder
        Secretary of
        ARVIN INDUSTRIES, INC.
Columbus, Indiana
March 8, 1996




COMMON STOCK    ARVIN INDUSTRIES, INC.                  PROXY

This Proxy is Solicited on Behalf of the Board of Directors for The Annual meeting to be held April 18, 1996.

The undersigned hereby appoints Byron O. Pond and Ronald R. Snyder, or either of them, the true and lawful proxies of the undersigned, with full power of substitution, for and on behalf of the undersigned to vote the shares of ARVIN INDUSTRIES, INC. registered in the name of the undersigned, or with respect to which the undersigned may be entitled to vote, at the Annual Meeting of Shareholders to be held at Columbus
East High School Auditorium, 230 S. Marr Road,
Columbus, Indiana, on April 18, 1996,
at 10:30 A.M., and at any adjournment thereof, upon the matters set forth on the reverse side hereof.

The Board of Directors recommends a vote "FOR" proposals 1, 2 & 3.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and TO BE SIGNED on reverse side.)


ARVIN INDUSTRIES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK
INK ONLY.    ( o )

This proxy, as properly executed, will be voted in the
manner directed herein by the undersigned shareholder(s).
If no direction is given this proxy will be voted "FOR"
proposals 1, 2 & 3.
                                               For   Withheld   FOR ALL Except
1.  Election of Directors for terms of 3 years-( )     ( )   Nominee(s) Written
    Nominees: W. D. George, F. R. Meyer,                                 below
    B. O. Pond, R. A. Smith & A. R. Valasquez.  -------------------------------

                                                For   Against   Abstain
2.  Amendment of 1988 Stock Benefit Plan.       ( )   ( )       ( )

                                                For   Against   Abstain
3.  Ratification of appointment of Price        ( )   ( )       ( )
     Waterhouse as independent auditors.

4.  In their discretion on such
    other business as may properly
    come before the meeting.

                                                Dated: __________________, 1996

                                                Signature:____________________

The shareholder's signature below should correspond with the name of the shareholder as it appears here. A proxy executed by a corporation should be signed in its name by a duly authorized officer. If the proxy is to be signed by an attorney, executor, administrator, trustee, guardian or in any other representative capacity, the title of the person signing should be given in full.
When shares are held by joint tenants, both should sign.